Exhibit 99.1

Dear XFONE Shareholders, Customers and Friends,

It is with great pleasure that I write to update you on our progress during the first quarter of 2008 and to outline our strategy for the future of our company.  My goal when I founded XFONE in 2000 was to grow a multi-hundred million dollar, very profitable communications company and during 2007 and the first quarter of 2008, we have made considerable progress towards that goal, particularly with the acquisition of NTS Communications in February.

During the first quarter ended March 31, 2008 we reported pro forma earnings of $1.5 million, pro forma earnings per share of $0.08 and pro forma EBITDA of $3 million.  Importantly, we believe that our results for the quarter demonstrate the accretive nature of the NTS acquisition for shareholders.

Although we have a long presence in the United States, on a pro forma basis, NTS has shifted our revenue balance, with 72.6% of total revenues now derived from our U.S. operations.

We expect the U.S. operation to remain our primary revenue generator for the near future as we increase our geographic reach and roll out enhanced service offerings to a larger customer base, primarily in the southwestern and gulf coast regions.

Our strategy moving forward is three-pronged: to grow our fiber-to-the-premise (FTTP) network and customer base, to optimize the operational synergies presented by the integration of NTS; and to utilize our enhanced financial and operational platform for further strategic acquisitions in the U.S. and internationally.

Leverage the Competitive Advantages of Our FTTP Network

As a company, we are very focused on moving closer to our customer base by bringing voice, video and data directly to homes and businesses via our fiber network.  As I’ve discussed before, the NTS acquisition brought us a tremendous FTTP network in Lubbock, Texas that is comprised of state-of-the-art equipment and technology and has achieved very high rates of customer adoption and retention in that area.   Additionally, we will soon begin the build out of our FTTP network to the Smyer and Levelland, Texas markets and we are projecting a market penetration of up to 70% in those markets.  This projection is based on local marketing surveys we have conducted, as well as the historical success we’ve achieved migrating Lubbock customers to our FTTP network.  We believe that our unique ability to provide FTTP-based products and services in this market has transformed our company and provides a solid platform for future growth, both in terms of services provided and customers served.

Capitalize on Operating Synergies

In addition to the opportunities provided by the FTTP network, we believed NTS   Communications was a good acquisition because of the opportunity to maximize operating synergies between the two companies to favorably impact our bottom line.  Since the acquisition closed in late February 2008, we have been working diligently to bring these synergies to fruition.  To date, we have consolidated our engineering group, customer service, billing, accounting, and human resources groups and located them in our Lubbock headquarters.  I’ve been spending a lot of time in the Lubbock area in order to help oversee our day to day progress as we integrate the two companies and I am pleased with the progress thus far.  We continue to identify additional areas where we can realize savings and are now focused on driving efficiencies in our network, provisioning, billing and sales departments.  We are also beginning the process of cross–selling new products and services to our customers.  While there remains much work to be done, we are confident that our efforts will bear fruit and will begin to favorably impact our results during the second half of this year.

Growth Through Strategic Acquisition

Historically, Xfone has been very successful with the acquisition and integration of businesses that have enhanced not only our capabilities but also our geographic reach.  That experience, coupled with the new, larger scale of our company, provides an improved platform from which we can identify and pursue additional synergistic, creative acquisitions to drive revenue growth and shareholder value.  We will continue to look for opportunities to improve our technology, equipment and service offerings through strategic acquisitions that will position Xfone as a best- in-class, innovative, full service telecommunications provider.

First Quarter 2008

We are very pleased with our overall financial results for the quarter ended March 31, 2008.  Pro forma revenue for the quarter was $25.8 million and pro forma EBITDA for the first three months of 2008 was approximately $3 million.  Pro forma operating income was $2.1 million for the first quarter of 2008.  Pro forma net income was $1.5 million or $0.08 per share, assuming 18,564,777 fully diluted shares outstanding through March 31, 2008.

Unaudited revenues of the consolidated company (consolidation of NTS since the day of the closing of the acquisition on February 26, 2008) for the quarter ended March 31, 2008 increased 37% to $15.8 million compared to $11.5 million in the same period in the prior year. Operating income for the first quarter of 2008 was $1.1 million, an increase of approximately 73% from $661,000 reported in the same quarter of 2007.

Xfone’s international divisions also contributed solid first quarter results.  Xfone 018, our Israeli operation posted a 13% increase in revenues during the first quarter of 2008 when compared to first quarter of 2007 and sequentially revenues in that division grew 9% compared to the fourth quarter of 2007.  In the U.K., while revenues were below where they were in the first quarter of last year, our team has adjusted quickly to increased pricing on access numbers and we saw a 7.8% sequential increase in revenues during the first quarter of 2008 compared to the fourth quarter of 2007.

We believe that the results of the first quarter of 2008 demonstrated the accretive nature of our acquisition of NTS and the significantly enhanced scale of our business today. I look forward to building on this momentum to drive organic growth and shareholder value and I would like to thank our entire organization for their hard work which has gotten us to this point in our company’s development.

Thank you for your continued support and confidence.

Sincerely,

/s/ Guy Nissenson
Guy Nissenson
President and Chief Executive Officer
Xfone, Inc.

This letter contains forward-looking statements. The words or phrases "should," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." The Company's financial results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this letter, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, and license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.